Exhibit 21.1

ENERSYS

Subsidiaries

Subsidiary	Jurisdiction of Incorporation or Organization
EnerSys Australia Pty Ltd.	Australia
EnerSys GmbH	Austria
EnerSys SPRL	Belgium
Energia AD (97%)	Bulgaria
EnerSys Canada Inc.	Canada
EnerSys Cayman Euro L.P.	Cayman Islands
EnerSys Cayman Inc.	Cayman Islands
EnerSys Cayman L.P.	Cayman Islands
YCI, Inc.	Cayman Islands
EnerSys (Chaozhou) Huada Batteries Company Limited	China
EnerSys (China) Huada Batteries Company Limited	China
EnerSys (Jiangsu) Huada Batteries Company Limited (91%)	China
Shenzhen Huada Power Supply Mechanical & Electrical Co. Ltd. (80%)	China
EnerSys, s.r.o.	Czech Republic
EnerSys Specialty Products, a.s.	Czech Republic
EnerSys A/S	Denmark
EnerSys Europe Oy	Finland
EnerSys SARL	France
GAZ GmbH	Germany
Hawker Batterien GmbH	Germany
Hawker GmbH	Germany
Hawker Verteib GmbH	Germany
EnerSysAsia Limited	Hong Kong
EnerSys Hungária Kft.	Hungary
Oldham Italia S.R.L.	Italy
EnerSys S.r.l.	Italy
EnerSys Holdings (Luxembourg) Sarl	Luxembourg
EnerSys Luxembourg Finance Sarl	Luxembourg
EnerSys de Mexico, S.A. de CV	Mexico
Powersonic, S.A. de CV	Mexico
Yecoltd, S. de R.L. de CV	Mexico
EnerSys AS	Norway
EnerSys sp. z o.o.	Poland
Powersafe Acumuladores Industrialis, Lda.	Portugal
EnerSys CJSC	Russia
EnerSys Reserve Power Pte. Ltd.	Singapore
Acumuladores Industriales EnerSys SA	Spain
EnerSys AB	Sweden
EH Europe GmbH	Switzerland
EnerSys BV	The Netherlands
Chloride Industrial Batteries Limited	United Kingdom
EnerSys Holdings UK Ltd.	United Kingdom
EnerSys Ltd.	United Kingdom
EnerSys Capital Inc.	Delaware
EnerSys Delaware LLC I	Delaware
EnerSys Delaware LLC II	Delaware
EnerSys European Holding Co.	Delaware
EnerSys Delaware Inc.	Delaware
EnerSys Mexico Management LLC	Delaware
ESECCO, Inc.	Delaware
Esfinco, Inc.	Delaware
Esrmco, Inc.	Delaware
EnerSys Advanced Systems Inc.	Delaware
EnerSys Energy Products Inc.	Delaware
Hawker Powersource, Inc.	Delaware
Hawker Power Systems, Inc.	Delaware
Modular Energy Devices, Inc.	Delaware
New Pacifico Realty, Inc.	Nevada